Exhibit 3.89(a)

STATE OF ARIZONA

ARTICLES OF AMENDMENT

TO THE ARTICLES OF INCORPORATION

OF

GRANCH GOLF CLUB, INC.

GRanch Golf Club, Inc., an Arizona corporation (the “Corporation”), hereby adopts the following Articles of Amendment in accordance with Sections 10-1003 and 10-1006 of the Arizona Business Corporation Act.

FIRST:            The name of the Corporation is GRanch Golf Club, Inc.  The Corporation was originally incorporated by filing Articles of Incorporation with the Arizona Corporation Commission on April 14, 1995.

SECOND:       The Articles of Incorporation of the Corporation are hereby amended and restated in their entirety to read as set forth on Exhibit A attached hereto, and the Amended and Restated Articles of Incorporation shall supersede the original Articles of Incorporation and all amendments to the original Articles of Incorporation.

THIRD:          The amendment does not provide for an exchange, reclassification, or cancellation of issued shares.

FOURTH:      The amendment to the Articles of Incorporation of the Corporation was adopted by the board of directors of the Corporation as of the 9th day of November, 2010.

FIFTH:           The amendment to the Articles of Incorporation was approved by the shareholders of the Corporation as of the 9th day of November, 2010.  There was one voting group eligible to vote on the amendment.

SIXTH:           The voting group consisting of 1,000 outstanding shares of Common Stock was entitled to 1,000 votes and there were 1,000 votes represented by written consent in lieu of a meeting.

SEVENTH:     There was one voting group consisting of one thousand (1,000) outstanding shares of Common Stock and that voting group was entitled to one thousand (1,000) votes on the amendment.  The total number of undisputed votes cast for the amendment was one thousand (1,000) and that number was sufficient for approval of the amendment.

IN WITNESS WHEREOF, the undersigned officer of the Corporation has executed these Articles of Amendment this 10th day of November, 2010.

GRANCH GOLF CLUB, INC.

By:	/s/ Ingrid Keiser
Ingrid Keiser, Secretary

EXHIBIT A

FIRST.            The name of the corporation is GRanch Golf Club, Inc. (the “Corporation”).

SECOND.       The address of the Corporation’s statutory agent in the State of Arizona is 2338 W. Royal Palm Road, Suite J, Phoenix, Arizona 85021.  The name of its statutory agent at such address is Corporation Service Company.

THIRD.          The street address of the known place of business for the Corporation is c/o ClubCorp, Inc., 3030 LBJ Freeway, Suite 600, Dallas, TX 75234-7703, Attention: Director of Finance.

FOURTH.      Reserved.

FIFTH.           The character of business that the Corporation intends to conduct in the State of Arizona is the ownership and operation of a golf course.  The Corporation has been formed for the following purposes:

(a)                                  to own that certain parcel of real property, together with all improvements located thereon, currently known as the Gainey Ranch Country Club, in the City of Scottsdale, State of Arizona (the “Property”) and to operate or cause the Property to be operated;

(b)                                 to engage in any activities necessary to purchase, acquire, own, hold, sell, endorse, transfer, assign, pledge, lease, mortgage and finance the Property including, without limitation, the grant of a security interest in or mortgage on such Property;

(c)                                  to engage in any activities necessary to hold, receive, exchange, otherwise dispose of and otherwise deal in and exercise all rights, powers, privileges, and all other incidents of ownerships or possession with respect to all of the Corporation’s property;

(d)                                 to engage in any activities necessary to authorize, execute and deliver any agreement, notice or document in connection with the activities described above, including the filing of any notices, applications and other documents necessary or advisable to comply with any applicable laws, statutes, rules and regulations; and

(e)                                  to engage in any lawful activities and to exercise such powers permitted to corporations under the Arizona Business Corporation Act.

SIXTH.           The total number of shares of stock which the Corporation shall have authority to issue is 1,000.  All such shares are to be Common Stock, par value of $1.00 per share, and are to be of one class.

SEVENTH.     Unless and except to the extent that the By-Laws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

EIGHTH.

(a)                                  The business and affairs of the Corporation shall be managed by or under the direction of the Corporation’s Board of Directors.

(b)                                 The number of directors of the Corporation shall be as from time to time fixed by the Corporation’s Board of Directors, or in any other manner provided in the By-Laws of the Corporation.

NINTH.          In furtherance and not in limitation of the powers conferred by the laws of the State of Arizona, the Board of Directors of the Corporation is expressly authorized to make, alter and repeal the By-Laws of the Corporation, subject to the power of the shareholders of the Corporation to alter or repeal any By-Law whether adopted by them or otherwise.

TENTH.         The Corporation shall respect and appropriately document the separate and independent nature of its activities, as compared with those of any other person or entity, take all reasonable steps to continue its identity as a separate legal entity, and make it apparent to third persons that the Corporation is an entity with assets and liabilities distinct from those of any other person or entity.

ELEVENTH.  Reserved.

TWELFTH.   A director of the Corporation shall not be liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the Arizona Business Corporation Act as the same exists or may hereafter be amended.  Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

THIRTEENTH.     The Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in these Amended and Restated Articles of Incorporation, and other provisions authorized by the laws of the State of Arizona at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon shareholders, directors or any other persons whomsoever by and pursuant to these Amended and Restated Articles of Incorporation in their present form or as hereafter amended are granted subject to the rights reserved in this article.

FOURTEENTH.    Reserved.

FIFTEENTH.  The Corporation shall not, without the unanimous vote of the entire Board of Directors without any vacancies, institute proceedings to be adjudicated bankrupt or insolvent; or consent to the institution of bankruptcy or insolvency proceedings against it; or file a petition seeking, or seek or consent to, reorganization or relief under any applicable federal or state law relating to bankruptcy; or consent to the appointment of a receiver, liquidator, assignee, trustee, to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of this Corporation or a substantial part of its property; or make any assignment for the benefit of creditors; or admit in writing its inability to pay its debts generally as they become due; or take any corporate action in furtherance of any such action; or take or consent to any of the foregoing actions with respect to any subsidiary of the Corporation.

SIXTEENTH.  Unless the By-laws of the Corporation provide otherwise and the statutory agent expressly consents thereto in writing, all records required pursuant to the Arizona Business Corporation Act to be kept by the Corporation or its agent shall be kept by the Corporation at the known place of business of the Corporation.